UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 10, 2013

LIBERTY MEDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-35707	37-1699499
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.
Englewood, Colorado 80112
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (720) 875-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
1.375% Cash Convertible Senior Notes due 2023 of Liberty Media Corporation
On October 10, 2013, Liberty Media Corporation (“Liberty”) entered into a purchase agreement (the “Purchase Agreement”), with Citigroup Global Markets Inc., Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, as representatives of the initial purchasers named therein (the “Initial Purchasers”), relating to the sale and issuance of $1 billion in aggregate principal amount of Liberty's 1.375% cash convertible senior notes due 2023 (the “Convertible Notes”). Upon conversion, in lieu of receiving shares of Liberty’s Series A common stock (the “Common Stock”), a holder will receive, for each $1,000 principal amount of notes converted, an amount in cash based on the volume-weighted average price per share of the Common Stock over a 40 consecutive trading day cash settlement averaging period. Liberty granted to the Initial Purchasers an option to purchase up to an additional $100 million aggregate principal amount of Convertible Notes (the “Option to Purchase Additional Notes”), which was exercised in full on October 11, 2013 and is included in the $1 billion in aggregate principal amount described above.
The Convertible Notes offering closed on October 17, 2013. Liberty intends to use the proceeds from the offering to fund the cost of the cash convertible note hedge transactions referred to below and to pay down a portion of its outstanding margin loans, with the remaining net proceeds expected to be used for general corporate purposes.
Interest; Maturity
The Convertible Notes will mature on October 15, 2023. The Convertible Notes bear interest at a rate per annum of 1.375% from October 17, 2013. Interest on the Convertible Notes is payable semi-annually on April 15 and October 15 of each year.
Conversion Privilege
Holders of the Convertible Notes (“Noteholders”) shall have the right, at their option, to convert all or any portion of such Convertible Notes, subject to the satisfaction of certain conditions, at an initial conversion rate of 5.5882 shares of Common Stock per $1,000 principal amount of Convertible Notes (subject to adjustment in certain situations), which represents an initial conversion price of approximately $178.95. Liberty will settle the conversions solely in cash based on the conversion value of the underlying shares of Common Stock over the related cash settlement averaging period. In addition, Noteholders will have the right to submit Convertible Notes for conversion at an increased conversion rate, subject to the satisfaction of certain conditions, in the event of certain corporate transactions.
Repurchase at Option of Noteholders upon a Fundamental Change
In the event of a fundamental change (as such term is defined in the indenture governing the Convertible Notes) at any time prior to the maturity date, each Noteholder shall have the right, at such Noteholder’s option, to require Liberty to repurchase for cash any or all of such Noteholder’s Convertible Notes on the repurchase date specified by Liberty at a repurchase price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, including unpaid additional interest, if any, unless the repurchase date occurs after an interest record date and on or prior to the related interest payment date, as specified in the indenture.
No Redemption; No Sinking Fund
The Convertible Notes are not redeemable at the option of Liberty prior to maturity and are not entitled to the benefit of any sinking fund.
Events of Default
The indenture governing the Convertible Notes provides for customary events of default, which, if any of them occurs, would permit or require the principal, interest and any other monetary obligations on all outstanding Convertible Notes to become due and payable immediately.
The foregoing descriptions of the Convertible Notes do not purport to be complete and are qualified in their entirety by reference to the full text of the indenture, which will be filed by Liberty with its Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2013.
Item 3.02. Unregistered Sales of Equity Securities.
Hedging Transactions Relating to the Offering of the Convertible Notes
On October 10, 2013, in connection with the pricing of the Convertible Notes, and on October 11, 2013, in connection with the Initial Purchasers’ exercise of their Option to Purchase Additional Notes, Liberty entered into privately negotiated cash convertible note hedge transactions consisting of three purchased call options (the “Bond Hedge Transactions”), with each of

Deutsche Bank AG, London Branch, JPMorgan Chase, N.A., and Wells Fargo Bank, N.A (the “Option Counterparties”). The Bond Hedge Transactions cover approximately 5,588,200 shares of Common Stock, subject to anti-dilution adjustments pertaining to the Convertible Notes, which is equal to the number of shares of Common Stock that will initially underlie the Convertible Notes.
The Bond Hedge Transactions are expected to offset potential cash payments Liberty will be required to make in excess of the principal amount of the Convertible Notes, upon conversion of the notes in the event that the volume-weighted average price per share of the Common Stock, as measured under the cash convertible note hedge transactions on each trading day of the relevant cash settlement averaging period or other relevant valuation period, is greater than the strike price of $178.95, which initially corresponds to the conversion price of the Convertible Notes.
Concurrently with each Bond Hedge Transaction, Liberty also entered into separate privately negotiated warrant transactions with each of the Option Counterparties under which Liberty will sell to the Option Counterparties warrants relating to the same number of shares of Common Stock as underlie the Bond Hedge Transaction, subject to anti-dilution adjustments (the “Warrant Transactions”). The strike price of the warrants will initially be $255.64 per share. The warrants are European options, and are exercisable in tranches on consecutive trading days starting after the maturity of the Convertible Notes. The Warrant Transactions may have a dilutive effect with respect to the Common Stock to the extent that the price of the Common Stock exceeds the strike price of the Warrant Transactions and Warrant Transactions are settled with shares of Common Stock. Liberty may elect to settle its delivery obligation under the Warrant Transactions with cash.
Liberty received approximately $170 million in proceeds from the sale of the warrants, resulting in a net cost for the Bond Hedge Transactions and the Warrant Transactions of approximately $129 million. The Bond Hedge Transactions and Warrant Transactions are separate transactions entered into by Liberty with the Option Counterparties, are not part of the terms of the Convertible Notes and will not affect the Noteholders’ rights under the Convertible Notes. The Noteholders will not have any rights with respect to the Bond Hedge Transactions or the Warrant Transactions.
The Bond Hedge Transactions and the Warrant Transactions are intended to be exempt from registration under the Securities Act by virtue of the exemption provided by Section 4(2) of the Securities Act.
The foregoing descriptions of each Bond Hedge Transaction and Warrant Transaction do not purport to be complete and are qualified in their entirety by reference to the related agreements, which will be filed by Liberty with its Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2013.
Item 7.01. Regulation FD Disclosure.
On October 10, 2013, Liberty issued a press release announcing the pricing of the Convertible Notes offering, which is filed as Exhibit 99.1 hereto.
On October 16, 2013, Liberty issued a press release, attached hereto as Exhibit 99.2, announcing it will release its third quarter earnings on Tuesday, November 5th at 4:30 p.m. (ET). Greg Maffei, the Company's President and CEO, will host the call. During the call, Mr. Maffei will discuss the Company's financial performance and outlook.
On October 17, 2013, Liberty issued a press release announcing the closing of the Convertible Notes offering, which is filed as Exhibit 99.3 hereto.
The information furnished pursuant to this Item 7.01, including Exhibits 99.1, 99.2 and 99.3 hereto, is being furnished to the SEC under Item 7.01 of Form 8-K in satisfaction of the public disclosure requirements of Regulation FD and shall not be deemed “filed” for any purpose.
Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Name

99.1	Press Release issued by Liberty Media Corporation, dated October 10, 2013 (relating to the pricing of the Convertible Notes).
99.2	Press Release issued by Liberty Media Corporation, dated October 16, 2013.
99.3	Press Release issued by Liberty Media Corporation, dated October 17, 2013 (relating to the closing of the Convertible Notes).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 17, 2013

LIBERTY MEDIA CORPORATION

By:     /s/ Wade Haufschild
Name: Wade Haufschild
Title: Vice President

EXHIBIT INDEX

Exhibit No.	Name

99.1	Press Release issued by Liberty Media Corporation, dated October 11, 2013 (relating to the pricing of the Convertible Notes).
99.2	Press Release issued by Liberty Media Corporation, dated October 16, 2013.

99.3	Press Release issued by Liberty Media Corporation, dated October 17, 2013 (relating to the closing of the Convertible Notes).